Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information, contact at 214-981-6901:
Matthew G. Moyer, Vice President — Investor Relations

CENTEX COMPLETES SPIN-OFF OF
CENTEX CONSTRUCTION PRODUCTS, INC.

DALLAS — Jan. 30, 2004: Centex Corporation (NYSE: CTX) announced today that it has completed the distribution to its stockholders, on a tax-free basis, of all of the shares of common stock of Centex Construction Products, Inc. (NYSE: CXP) held by Centex.

     In connection with the distribution, CXP has changed its name to Eagle Materials Inc. (EXP). As of Feb. 2, 2004, EXP’s existing class of common stock will trade on the New York Stock Exchange under the symbol “EXP” and its new Class B common stock will trade under the symbol “EXP.B.”

     Centex stockholders received approximately 0.044322 shares of EXP’s original class of common stock and approximately 0.149019 shares of EXP’s new Class B common stock for each share of Centex common stock held on the record date of January 14, 2004. The rights of the holders of the two classes of EXP stock are substantially the same, except that the holders of Class B common stock have the right to elect at least 85% of the members of the EXP Board of Directors.

     Centex has effected delivery today of the shares of EXP common stock and Class B common stock to Centex stockholders using book entry transfer. Centex stockholders who wish to receive certificates evidencing their shares should contact Mellon Shareholder Services, L.L.C., which is acting as distribution agent for the spin-off and as transfer agent for EXP. No fractional shares of EXP stock are being distributed, and stockholders who otherwise would receive fractional shares instead will receive a cash payment in lieu of fractional shares, which will be taxable.

     On Jan. 29, 2004, Centex Construction Products paid a special dividend in the amount of $6.00 per share to its stockholders, including Centex Corporation. The portion of this dividend paid to Centex Corporation totaled approximately $71.8 million. These funds will be used by Centex for general corporate purposes.

     Eagle Materials Inc. is a Dallas-based company that manufactures and distributes cement, gypsum wallboard, recycled paperboard and concrete and aggregates.

     Through its subsidiaries, Centex Corporation, a Fortune 250 company, ranks as one of the nation’s premier companies in the Home Building, Financial Services, Home Services and Construction Services industries.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements.